Exhibit 5.1

Zealand Pharma A/S

Smedeland 36

DK-2600 Glostrup

Denmark

ADVOKATPARTNERSELSKAB
WWW.PLESNER.COM

AMERIKA PLADS 37
2100 KØBENHAVN Ø
TLF +45 33 12 11 33
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HLA@PLESNER.COM
9355081V4

April 1, 2019

ZEALAND PHARMA A/S, COMPANY REG. NO. (CVR) 20045078 - F-3 REGISTRATION

We have acted as Danish legal counsel to Zealand Pharma A/S (the “Company”) in connection with the registration of the those ordinary shares, which may be represented by American Depositary Shares, that the Company may sell and issue from time to time under the Registration Statement (as defined below) (the “Registration Shares”), with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration”). This opinion (the “Opinion”) is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus.

“Registration Statement” means the registration statement on Form F-3, including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), filed on the date hereof by the Company to register with the SEC under the Securities Act the sale and issuance of ordinary shares (which may be represented by American Depositary Shares) by the Company, with any aggregate public offering price not to exceed $200,000,000.

1              Basis of the Opinion

For the purpose of this Opinion we have examined the following documents:

a)            a copy of the Registration Statement;

b)            a copy of the articles of association of the Company dated 20 March 2019 (the “Articles”);

c)             a copy of the resolution of the board of directors of the Company inter alia approving the Registration Statement and the registration hereof with the SEC;

d)            online transcript of 1 April 11 a.m. CET from the Danish Business Authority (in Danish: “Erhvervsstyrelsen”) concerning the Company; and

e)             such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion.

The documents mentioned in Sections 1a) - 1e) above are referred to as the “Documentation” and individually as a “Document”.

2              Assumptions

In rendering this Opinion, we have assumed the following:

a)            that any copies of the Documents that we have reviewed are complete and accurate copies of the originals of such Documents and that the originals of such Documents were executed in the manner appearing on such copies and that all material supplied to us (whether original or in copy) is authentic, has been supplied in full and has not subsequently been amended;

b)            that each Document is true, correct and fully updated and has not been amended or revoked after the date of each such Document;

c)             the information contained in the online transcript from the Danish Business Authority (Section 1d)) concerning the Company being accurate, complete and fully updated;

d)            the capacity, power and authority of each of the parties to the Documents, other than the Company;

e)             the valid authorization and due execution and delivery of the Documents, by each of the parties thereto other than the Company;

f)             that the Documents were entered and approved into for bona fide commercial reasons and on arm’s length terms and in good faith by each of the parties thereto and that no party has entered into the said agreements under any kind of duress, undue influence or on the basis of any kind of fraud or other similar circumstances exist that would render said agreements invalid;

g)             that the Registration Shares will be subscribed for at a price corresponding to the market price in accordance with applicable Danish corporate law principles;

h)            that the Registration Shares will only been offered to investors in accordance with the legislation and regulation in the relevant jurisdictions;

i)              the genuineness of all signatures and dates on all Documents examined by us, and that the identities of the signatories are as stated or written;

j)             that there are no provisions of the laws of any jurisdiction (other than Denmark) that would have any adverse implication in relation to the opinions expressed herein;

k)            that corporate benefit, as such term is construed under Danish law, will accrue to the Company as a result of the Registration or any subsequent issuance of Registration Shares;

l)              the accuracy and completeness of all factual matters, statements of fact, factual representations, warranties and other information as to matters of fact described or set forth in the Documents, as we have not made any independent investigation in respect thereof;

m)           a meeting of the board of directors of the Company (the “Board of Directors”) shall have been duly convened and held and a valid resolution passed at such meeting to approve each issue of the Registration Shares and any such resolution shall not subsequently have been revoked, amended or otherwise modified;

n)            as at the date of each issue of Registration Shares, exercise of authorization to carry out such issue, or grant of any rights to subscribe for Registration Shares, the Board of Directors shall have sufficient powers under the articles of association of the Company, in force at any relevant time, and applicable law and each issue of Registration Shares or grant of any rights to subscribe for Registration Shares, shall be undertaken in accordance with and pursuant to the articles of association of the Company, in force at any relevant time, the powers and authorities given to the Board of Directors, and all statutory or other pre-emption rights will have been duly disapplied;

o)            no amendments shall have been made to the Articles as at the date of any issue of or exercise of authorization to issue Registration Shares;

p)            the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

q)            the Company is not, and will not be, in breach of any restrictions in its articles of association of the Company, in force at any relevant time, or any other instrument or contract binding on the Company;

r)             that, as of the date of execution or the effective date of the Documents, as a result of the transactions or actions effected pursuant to the Documents, the Company is not or will not be or become insolvent or unable to pay its debts or deemed to be so and no steps have been taken to grant an injunction against the Company in respect of any of the Documents or to place the Company into any insolvency procedure;

s)             that each Document is legal, valid, binding and enforceable under the laws of the jurisdiction by which it is governed and any relevant jurisdiction (other than Denmark); and

t)             that all formalities and requirements of the laws of any relevant jurisdiction other than Denmark and of any regulatory authority therein, applicable to the execution, performance, delivery, perfection and enforceability of the Documents have been or will be duly complied with.

3              Opinion

Based on the assumptions set forth in Section 2 and the qualifications set forth in Section 4, we are of the opinion that:

a)            With respect to the Registration Shares, when (i) the Company has taken all necessary action to exercise the authorization to issue and approve the issuance of the Registration Shares, the terms of the offering thereof and related matters, and (ii) the Registration Shares have been issued and registered with the Danish Business Authority and VP Securities A/S and delivered in accordance with the terms of the applicable subscription list, definitive purchase agreement, underwriting or similar agreement approved by the Company and as contemplated in the Prospectus or prospectus supplement related thereto, upon payment of the subscription price thereof or provided for therein and compliance with all other necessary formalities, then such Registration Shares will be validly issued, fully paid and non-assessable. Non-assessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his or her shareholding.

4              Qualifications

In addition to the assumptions set forth in Section 2 above, this Opinion is subject to the following qualifications:

(i)            This Opinion is given only with respect to the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark;

(ii)           in rendering this Opinion we have relied on certain matters of information obtained from the Company and other sources reasonably believed by us to be credible;

(iii)          the obligations of the Company, the enforceability of such obligations and any agreed enforcement action will be subject to and may be limited by the remedies available to Danish courts and any laws from time to time in effect in Denmark relating to insolvency, bankruptcy, liquidation, suspension of payments, restructuring (in Danish: “rekonstruktion”) and any other laws or remedies affecting generally the enforcement of creditors’ rights;

(iv)          we express no opinion as to the exact interpretation of any particular wording in the Documents by any court;

(v)           claims may become barred under statutes of limitation or laches or may be subject to defenses of set-off or counterclaim;

(vi)          a Danish court may refuse to give effect to provisions in the Documents which constitute, or purport to constitute, a restriction on the exercise of any statutory power or which would restrict certain defenses if this would entail the enforcement of illegal or invalid terms;

(vii)         any provision in the Documents providing that the terms may be amended or varied only by an instrument in writing may be held by a Danish court not to be effective;

(viii)        a Danish court may refuse to give effect to provisions in the Documents which attempt to make one or more provisions therein separable from other provisions therein, in particular if such separation would substantially affect or change the substance or purpose of the Documents;

(ix)          provisions in the Documents seeking to exclude or restrict liability for gross negligence or intent may be limited or void and such provisions will be interpreted restrictively by Danish courts;

(x)           the ability of a Danish limited liability company to delegate authority in general to third parties to act on its behalf is restricted pursuant to Danish law. Thus, the granting by a Danish limited liability company of powers to third parties to act on their behalf may be considered void and set aside by the Danish courts if the powers are not restricted to specific, limited and well-defined matters and given for a certain period of time;

(xi)          there may be circumstances in which a Danish court would not give effect to provisions in the Documents according to which a party is vested with a discretion or may determine a matter in its opinion and any person who is entitled to exercise discretion or make a determination will be required to do so reasonably;

(xii)         provisions in the Documents providing that certain facts, determinations or calculations will be conclusive and binding (or prima facie evidence) may not be effective if they are incorrect and such provisions will not necessarily prevent judicial inquiry into the merits of such facts, determinations or calculations;

(xiii)        transcripts from the Danish Business Authority are not conclusive evidence of whether or not:

i.              an entity is insolvent; or

ii.             winding-up order (in Danish: “konkursdekret”) has been made or a resolution passed for winding-up; or

iii.            an administration or restructuring (in Danish: “rekonstruktionsbehandling”) order has been made; or

iv.            an administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Danish Business Authority immediately and, when filed, may not be entered on the public file of the company immediately. In addition, such transcripts are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented or other insolvency or restructuring proceedings have been commenced. Filing with the Danish Business Authority is open to the public and the Danish Business Authority does not conduct any investigation on the legality, correctness or validity of the information submitted to it.

(xiv)        the availability in Danish courts of equitable remedies, such as injunction and specific performance, is restricted under Danish law;

(xv)         in this Opinion Danish legal concepts are expressed in English terms and not in their original Danish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions;

(xvi)        we express no opinion on the any trustee, settlement agent or depositary’s actions or omissions in relation to issuance of Registration Shares; and

(xvii)       a Danish court may not treat as conclusive those records, certificates and/or determinations which the relevant agreements state are to be so treated.

We are not assuming any obligation to notify you of any changes to this Opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Denmark which may hereafter occur.

RELIANCE AND DISCLOSURE

This Opinion is governed by and construed in accordance with Danish law and is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this Opinion. We express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of

Denmark. The courts of Denmark shall have exclusive jurisdiction to adjudicate upon any dispute arising under or in connection with this Opinion.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

This Opinion is rendered to the Company and is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

We are qualified to practice law in Denmark.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name therein; however by giving such consent we do not admit that we are experts under the United States Securities Act of 1933 (as amended) or the rules or regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this Opinion.

[Signature page below]

Yours sincerely

/s/ Thomas Holst Laursen	/s/ Henrik Laursen
Thomas Holst Laursen	Henrik Laursen
Attorney-at-Law, Partner	Attorney-at-Law, Partner